PURCHASE AND SALE AGREEMENT

                                 FOR INTEREST IN

                           T & P SYNGAS SUPPLY COMPANY





                                      AMONG

                                   TCHI INC.,

                        GENESIS SYNGAS INVESTMENTS, L.P.

                                       AND

                              GENESIS ENERGY, L.P.







                             Dated February 3, 2005










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                               TABLE OF CONTENTS

                                                                           Page

PART One SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION................1
        1.1    Subject Matter.................................................1
        1.2    Defined Terms..................................................1
        1.3    Other Definitions..............................................5
        1.4    Rules of Construction..........................................6

PART Two PURCHASE AND SALE OF INTERESTS.......................................7
        2.1    Purchase and Sale..............................................7
        2.2    Transfer of Interests..........................................7
        2.3    Purchase Price.................................................7
        2.4    Section 754 Election and Purchase Price Allocation.............7
        2.5    Sales  and Transfer Taxes......................................7
        2.6    Retained Distributions.........................................7
        2.7    Deposit........................................................8
        2.8    Method of Payment..............................................8
        2.9    PHSI Acceptance of Transfer Offer..............................9

PART Three REPRESENTATIONS AND WARRANTIES.....................................9
        3.1    Seller.........................................................9
        3.2    Buyer.........................................................11
        3.3    Disclaimers...................................................12

PART Four COVENANTS..........................................................13
        4.1    Covenants of Seller...........................................13
        4.2    Covenants of Buyer............................................13
        4.3    Covenants of Seller and Buyer.................................15

PART Five CONDITIONS TO CLOSING..............................................16
        5.1    Seller's Closing Conditions...................................16
        5.2    Buyer's Closing Conditions....................................18

PART Six INDEMNITY...........................................................19
        6.1    Seller........................................................19
        6.2    Buyer.........................................................19
        6.3    Method of Asserting Claims....................................19
        6.4    Payment.......................................................20
        6.5    Limitation of Claims..........................................20
        6.6    Disputed Claims...............................................21
        6.7    Exclusivity; Indemnification In Case Of Strict Liability
                  Or Indemnitee Negligence...................................21

PART Seven GUARANTEE.........................................................22
        7.1    Guarantee.....................................................22
        7.2    Performance and Satisfaction by Guarantor.....................22
        7.3    Continuing Guarantee..........................................22
        7.4    Separate Obligation...........................................22
        7.5    Liability of Guarantor........................................22
        7.6    Guarantor Responsibilities....................................22

PART EIGHT MISCELLANEOUS
        8.1    Successors and Assigns....................................... 23
        8.2    Waivers and Amendments........................................23
        8.3    Notices.......................................................23
        8.4    Counterparts..................................................24
        8.5    Entire Agreement..............................................24
        8.6    Governing Law.................................................25
        8.7    Expenses......................................................25
        8.8    Assignability.................................................25
        8.9    Invalidity....................................................25
        8.10   No Admission..................................................25
        8.11   Survival......................................................25
        8.12   Dispute Resolution............................................25
        8.13   Attorneys' Fees...............................................26
        8.14   Further Assurances............................................26
        8.15   Termination...................................................26




                             SCHEDULES AND EXHIBITS

Schedules

      1.2       Parties' Actual Knowledge
      2.4       Allocation of Purchase Price
      3.1(e)    Required Consents
      3.1(f)    Litigation
      3.1(g)    Encumbrances
      3.1 (h)   Taxes
      3.1(i)    Environmental
      7.12      Dispute Resolution Procedures

Exhibits

      A         Form of Assignment and Assumption Agreement




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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") is entered into effective as of February 3, 2005 (the "Effective Date") by and among TCHI Inc., formerly known as Texaco Hydrogen Inc., a Delaware corporation (hereinafter "Seller"), Genesis Syngas Investments, L.P., a Delaware limited partnership (hereinafter "Buyer") and parent of Buyer, Genesis Energy, L.P., a Delaware limited partnership (hereinafter "Guarantor"). Seller, Buyer and Guarantor are sometimes individually referred to herein as a "Party" and collectively as "Parties."

                                    RECITALS

         WHEREAS, Seller desires to sell and Buyer desires to purchase Seller's ownership interest in T & P Syngas Supply Company (the "Company"), more particularly described below, and the Parties desire to assign and assume certain rights and obligations associated therewith.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

                                    PART One
              SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Subject Matter. The subject matter of this Agreement is the sale by Seller to Buyer of the Ownership Interest, the purchase by Buyer from Seller of the Ownership Interest, and the terms and conditions upon which all of the foregoing shall take place (the "Transaction").

1.2 Defined Terms. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.2 have the meanings assigned to them and the capitalized terms defined elsewhere in the Agreement by inclusion in quotation marks and parentheses have the meanings so ascribed to them.

                "Actual Knowledge" of a Party means the actual knowledge of such Party's personnel set forth on Schedule 1.2 attached hereto.

                "Affiliate" means, with respect to any Person, any other
         Person directly or indirectly controlling or controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation or partnership, means direct or indirect ownership of more than fifty percent (50%) of the voting stock in such corporation or of the voting interest in a partnership or limited liability company.

                "Agreed Rate" means the lesser of (a) six percent (6%), or (b) the maximum rate from time to time permitted by Applicable Laws.

                "Agreement" means this Agreement, including the Exhibits and Schedules.

                "Applicable Laws" means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental Entity, including the common or civil law (and including without limitation those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning), and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other Governmental Entity of competent jurisdiction.

                "Business Day" means a day on which commercial banks are generally open for regular business in both Houston, Texas and New York, New York.

                "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                "Closing" means the consummation of the transactions required by this Agreement to occur on the Closing Date. The Closing shall be effective as of 9:00a.m. Houston time on the Closing Date and shall be evidenced by delivery of documents required by this Agreement at a meeting at Seller's offices at 1111 Bagby, Houston, Texas held commencing at 9:00a.m. on the Closing Date (or, if the Closing Date is not a Business Day, on the Business Day immediately preceding the Closing Date), or at such other times or place as the Parties may mutually agree upon in writing.

                "Closing Date" means that date which is ten(10) Business Days following (a) the earlier of (i) Seller's receipt of PHSI's notice of waiver of the option to accept the Transfer Offer or (ii) the expiration of the Transfer Offer and (b) the satisfaction or waiver of the other conditions set forth in Part Five, or such other date as the Parties may agree in writing.

                "Code" means the Internal Revenue Code of 1986, as amended,or any successor law, and regulations or rules issued under any of the foregoing.

                "Confidentiality Agreement" means the Confidentiality Agreement between Genesis Energy, Inc. and Seller dated as of October 20, 2004.

                "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking,practice or authorization that is or may be binding on any Person or its property under Applicable Law.

                "Corporate Documents" means with respect to a Delaware corporation, the Certificate of Incorporation and By-Laws, or the equivalent documents of a corporation organized under the laws of another jurisdiction; or with respect to a Delaware limited partnership, the Certificate of Limited Partnership and Agreement of Limited Partnership, or the equivalent documents of a limited partnership organized under the laws of another jurisdiction.

                "Environmental Laws" means all Applicable Laws relating to pollution or protection of environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Clean Air Act, as amended, CERCLA, RCRA, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other Applicable Laws relating to (i) pollutants prohibited by law, and (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Substances. "Environmental Laws" shall also include all Applicable Laws dealing with the same subject matter or promulgated by any Governmental Authority thereunder to carry out the purposes of any such Applicable Law.

                "Facility" means the Facility as defined in the Partnership Agreement.

                "Governmental Entity" means any Federal, state, tribal, county, parish, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over the Facility or Parties to the Transaction,or any transaction contemplated by this Agreement.

                "Hazardous Substances" means any (a) hazardous substances as defined by ss.101(14) of CERCLA and (b) any other contaminant, pollutant or waste (including petroleum hydrocarbon contaminants, pollutants or wastes) that is regulated by any Governmental Entity under any Environmental Law; provided, however, "Hazardous Substances" does not include non-waste petroleum substances or products including, without limitation, natural gas and natural gas liquids that are recoverable on a commercially reasonable basis.

                "IRS" means the Internal Revenue Service.

                "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge, claim and any other rights of third parties.

                "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding consequential damages suffered by a Party or its Affiliates), whether or not subject to litigation, including without limitation (i) claims or penalties arising from products liability, negligence, statutory liability or violation of any Applicable Law or in tort (strict, absolute or otherwise), (ii) loss of or damage to any property, and (iii) all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs).

                "Material Agreement" means an agreement with a remaining contract term of no less than one (1) year from the Effective Date and an annual consideration of more than $250,000.

                "Owners" means the Persons holding an ownership interest in the Company pursuant to the Partnership Agreement.

                "Ownership Interest" means the fifty percent(50.0%) ownership interest in the Company owned by Seller.

                "Partnership Agreement" means the T & P Syngas Supply Company Partnership Agreement dated as of December 15, 1995 between Seller and PHSI.

                "Permitted Encumbrances" means the effect of:

                        (i) any applicable voting restrictions, preferential
                purchase rights and other rights and obligations of Owners set forth in the Partnership Agreement;

                        (ii) liens for Taxes or assessments not yet due or
                delinquent or, if delinquent,that are being contested in good faith in the ordinary course of business;

                        (iii) all rights to consent by, required notices to,
                filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Ownership Interest, if the same are customarily obtained subsequent to such sale or conveyance;

                        (iv) easements, road-use agreements, rights-of-way,
                servitudes, permits, surface leases and other rights in respect of surface operations, or defects or deficiencies in title thereto, that do not materially interfere with the operation or use of the Facility;

                        (v) zoning and planning laws and regulations to the
                extent valid and applicable to the Facility; and

                        (vi) liens of carriers, warehousemen, mechanics,
                workers, material suppliers or other providers of materials or services arising by operation of Applicable Laws in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.

                "Person" means any natural person, corporation, division of a corporation, association, company, estate, trust, partnership, joint venture, unincorporated organization, Governmental Entity,or any other entity.

                "PHSI" means Praxair Hydrogen Supply, Inc., a Delaware corporation.

                "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

                "Release" shall have the meaning specified in CERCLA.

                "Seller's Relative Responsibility" means Buyer's percentage of Losses which are both (i) incurred by the Company and (ii)attributable to Seller's Ownership Interest in the Company.

                "Taxes" shall mean any and all fees (including, without limitation, documentation, license, recording, filing and registration fees), taxes(including without limitation, production, gross receipts, ad valorem, value added, windfall profit tax, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance, and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity or taxing authority thereof, domestic or foreign, together with any and all penalties, fines, additions to tax and interest thereon,whether or not such tax shall be existing or hereafter adopted.

                "Termination Date" means that date which is three months following the earlier of (i) Seller's receipt of PHSI's notice of waiver of the option to accept the Transfer Offer or (ii) the expiration of the Transfer Offer, unless otherwise agreed to by the Parties.

                "Transfer Offer" means the Transfer Offer as defined in the Partnership Agreement.

1.3 Other Definitions. The following terms shall have the respective meanings ascribed to them in the Sections of the Agreement set forth below opposite such terms:

                  Aggregate Threshold..................................6.5(b)
                  Buyer................................................Preamble
                  ChevronTexaco Insurance Policies.....................4.2(a)
                  Claim Notice.........................................6.3(a)
                  Claim Threshold......................................6.5(b)
                  Company..............................................Preamble
                  Deposit..............................................2.7
                  Disputed Claim.......................................6.6
                  Distributable Cash...................................4.2(b)
                  Effective Date.......................................Preamble
                  Guarantee............................................7.1
                  Guaranteed Obligations...............................7.1
                  Guarantor............................................Preamble
                  Indemnified Party....................................6.3(a)
                  Indemnifying Party...................................6.3(a)
                  Notice Period........................................6.3(a)
                  Party................................................Preamble
                  Post-Closing Audit...................................4.2(b)
                  Pre-Closing Review...................................5.1(i)
                  Purchase Price.......................................2.3
                  Retained Distributions...............................2.6
                  Seller...............................................Preamble
                  Syngas Cooler Failures...............................2.6
                  Transaction..........................................1.1

1.4     Rules of Construction.  For purposes of this Agreement:

                (a) General. Unless the context otherwise requires, (i) "or"is not exclusive; (ii)an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iii) words in the singular include the plural and words in the plural include the singular; (iv)words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date unless otherwise specifically provided herein; (vi) a reference to a Person includes its successors and assigns; and (vii) the use of the word "include" or "including" when following any general statement, term or matter,shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

                (b) Parts and Sections. References to Parts and Sections are, unless otherwise specified, to Parts and Sections of this Agreement. Neither the captions to Parts or Sections hereof nor the Table of Contents shall be deemed to be a part of the Agreement.

                (c) Exhibits and Schedules. The Exhibits and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

                (d) Other Agreements. References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to that agreement or instrument as it may from time to time be changed,amended or extended.


                                    PART Two
                         PURCHASE AND SALE OF INTERESTS

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, on Closing (i) Seller shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase, receive and accept from Seller the Ownership Interest and (ii) Seller shall assign (or cause its respective Affiliate to assign) to Buyer, and Buyer shall assume and agree to perform, the rights and obligations of Seller under the Partnership Agreement.

2.2 Transfer of Interests. At the Closing, subject to the provisions of this Agreement, Buyer shall pay Seller the remaining unpaid portion of the Purchase Price defined in Section 2.3 below and Seller, Seller's designated Affiliates and Buyer shall execute two originals of an Assignment and Assumption Agreement in the form of Exhibit A attached hereto, evidencing transfer to Buyer of the Ownership Interest and assignment to and assumption by Buyer of the rights and obligations of Seller under the Partnership Agreement.

2.3 Purchase Price. The purchase price shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), inclusive of the Deposit (the "Purchase Price").

2.4 Section 754 Election and Purchase Price Allocation. The Owners have agreed to make an election under Section 754 of the Code prior to the Closing Date.The Parties shall determine the relative values of the assets comprising the Seller's Ownership Interest by allocating the Purchase Price among such assets. Such Purchase Price allocation shall be agreed upon prior to Closing. When agreed, the allocation of Purchase Price shall be attached as Schedule 2.4 hereto. Any disagreements as to the allocation of Purchase Price shall be resolved pursuant to the provisions of Section 8.12.

2.5 Sales and Transfer Taxes. The Purchase Price shall not include any sales or transfer taxes imposed in connection with the sale of the Ownership Interest.

2.6 Retained Distributions. Seller shall retain the right to any distributions paid or owed by the Company to Buyer after the Closing Date with respect to the Ownership Interest for any period prior to the Closing Date ("Retained Distributions") including, but not limited to, any Retained Distributions discovered by Buyer or Seller during their respective review of the Post-Closing Audit. Buyer agrees to pay to Seller, not later than five (5) Business Days following receipt by Buyer of any Retained Distribution or the determination of any Retained Distributions owed by Company as per the Post-Closing Audit, the full amount of any such Retained Distributions with interest at the Agreed Rate accrued (i) from the Closing Date or (ii) in the case of Retained Distributions constituting the amount set forth in (c)in the following sentence, from the date such Retained Distribution is received by Buyer. For the purposes of determining Retained Distributions, a distribution will be deemed owed by the Company to Buyer in the amount of fifty per cent (50%) of the sum of: (a) all amounts in the operating cash account of the Company less $100,000, which is to remain in the account as working capital, plus (b) all receivables of the Company less any payables of the Company, plus (c) the amount of any recovery from Betz-Dearborn or its successor in interest from a claim by or on behalf of the Company in connection with losses arising from syngas cooler failures in 2000 ("Syngas Cooler Failures").

2.7 Deposit.As evidence of good faith, Buyer has tendered to Seller on or prior to the Effective Date a cash deposit equal to Five Hundred Thousand Dollars ($500,000) (the "Deposit"), consisting of a portion of the Purchase Price. The Deposit is non-interest bearing and non-refundable except as expressly provided herein. At Closing, the Deposit shall be applied to the Purchase Price, and Buyer shall pay and deliver to Seller the remaining unpaid Purchase Price as provided herein.

         EXCEPT WHERE BUYER'S OBLIGATION TO CLOSE IS EXCUSED DUE TO TERMINATION FOR (A) A DEFAULT BY SELLER, OR (B) CONSUMMATION OF A TRANSFER OF THE OWNERSHIP INTEREST TO PHSI OR THEIR DESIGNEE UPON ACCEPTANCE OF THE TRANSFER OFFER SET FORTH IN SECTION 9.3 OF THE PARTNERSHIP AGREEMENT, IF THE CLOSING FAILS TO OCCUR THE PARTIES AGREE THAT SELLER SHALL RETAIN THE DEPOSIT AS OPTION CONSIDERATION AND AS LIQUIDATED DAMAGES, WHICH THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM OF THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN CAUSING ITS REPRESENTATIVE TO INITIAL THIS PAGE BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS OPTION CONSIDERATION AND LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

          Seller                Buyer                   Guarantor
          Initials ___RBR_____  Initials ____MJG______  Initials _____MJG______


2.8 Method of Payment.Any amounts payable under this Agreement shall be payable in immediately available funds by means of a wire transfer. If such amount is payable to Seller, it shall be paid on Seller's behalf to the bank account of ChevronTexaco Global Energy Inc. at Citibank, N.A., New York, NY ABA 021000089, account number 3049 0223 (with immediate telephone notice to Shelton Malzar at 713-752-6165), or to such other account number as Seller may by written notice direct. If such amount is payable to Buyer, it shall be paid to a United States bank account of Buyer designated by Buyer.

2.9 PHSI Acceptance of Transfer Offer. In the event that PHSI accepts the Transfer Offer (as defined in Section 9.3 of the Partnership Agreement) and the transfer of the Ownership Interest to PHSI or its designee is consummated, within 30 days of the consummation following such transfer, Seller shall pay to Buyer the sum of $200,000 in consideration of an agreed portion of Buyer's due diligence and other bid activities. The Parties agree that such is a reasonable sum and that Buyer shall not be entitled to any other amount from Seller in connection with PHSI's acceptance of the Transfer Offer.


                                   PART Three
                         REPRESENTATIONS AND WARRANTIES

3.1 Seller. Seller represents and warrants to Buyer as of the Effective Date as follows (however, no such representation and warranty shall apply to the extent that Buyer or any of its Affiliates as of the Effective Date has been provided with notice, or otherwise holds Actual Knowledge, of a violation or inaccuracy thereof):

                (a) Organization and Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

                (b) Authority.Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action of Seller, and this Agreement has been duly executed and delivered by Seller.

                (c) Validity of Agreement.This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms, except as enforcement may be limited by bankruptcy, insolvency,reorganization or other similar Applicable Laws affecting the enforcement of creditors' rights in general. The enforceability of the Seller's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (d) No Violation. Neither the execution, delivery nor performance by Seller of this Agreement contravenes or violates any provision of the Corporate Documents of Seller, or contravenes or violates any Applicable Laws to which Seller may be subject.

                (e) No Consent Required. Except as set forth in Schedule 3.1(e) attached hereto, no consent, approval, permit, authorization, filing or other action is required on the part of Seller in connection with the execution, delivery or performance of this Agreement either
        (i)from or with any Person other than a Governmental Entity except for consents, approvals, authorizations or actions which, if not obtained, made or taken, would not have a material adverse effect on the execution, delivery and performance by Seller of the Agreement, or(ii) from or with any Governmental Entity.

                (f) Proceedings or Litigation.Except as set forth on Schedule 3.1(f)attached hereto, to the Actual Knowledge of Seller, there are no ongoing or threatened proceedings, claims or litigation against the Company or against Seller relating to the execution, delivery or performance of this Agreement and the Transaction.

                (g) Ownership of Ownership Interest. Except as set forth on
        Schedule 3.1(g) and the Permitted Encumbrances, Seller has good title to, and legal and beneficial ownership of, the Ownership Interest free and clear of any and all proxies or proxy agreements, and voting trust arrangements and free and clear of any Liens created by or through Seller securing payment of monetary obligations.

                (h) Taxes.Except as set forth on Schedule 3.1(h), to Seller's Actual Knowledge (i) PHSI has duly filed all federal, state, local and foreign governmental tax reports, returns, information statements, schedules or certificates and all other reports and returns required to be filed by it pursuant to any law or regulation of any authority in connection with the determination, assessment or collection of any Taxes or the administration of any Applicable Laws relating to any Taxes, and (ii) PHSI has timely paid all Taxes shown to be due on such reports or returns, if any.

                (i) Environmental.To Seller's Actual Knowledge, and except as set forth on Schedule 3.1(i),each of the following statements are true and correct:

                        (i) As of the Effective Date,the Facility is not the
                subject of any investigation, judicial, or administrative proceeding concerning, a Release of any Hazardous Substance.

                        (ii) As of the Effective Date, the Facility is not
                the subject of any investigation, judicial, or administrative proceeding concerning violations of any Environmental Laws in effect on the Effective Date.

                        (iii) As of the Effective Date, the Facility is not
                (and would not be, if all relevant facts within Seller's Actual Knowledge were also known to the applicable Governmental Entity) subject to any material remedial, clean-up or monitoring obligations under such Environmental Laws;

                        (iv) As of the Effective Date, the Company has in
                effect, or has applications pending for, all permits required by applicable Environmental Laws for the operation and ownership of the Facility,and the Company is not in violation of the terms and conditions of such permits;

                        (v) As of the Effective Date, the Company (a) is not
                subject to any consent decree, compliance order or administrative order issued pursuant to applicable Environmental Laws regarding the Facility, and (b) has not received written notice under the citizen suit provision of any Environmental Law or written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Governmental Entity pursuant to applicable Environmental Laws regarding the Facility;

                        (vi) As of the Effective Date, no conditions or
                circumstances exist or have existed with respect to the off-site disposal of any substance pertaining to the ownership, operation or maintenance of any Facility that is regulated under any Environmental Law that could impose any liability attributable to Seller or Buyer as the assignee of the Seller (or the Seller's Ownership Interest);

                        (vii) As of the Effective Date, no conditions or
                circumstances exist or have existed, and no activities are occurring or have occurred, on or in connection with the Facility that are resulting or have resulted in the exposure of any person to a Hazardous Substance above regulatory thresholds such that Seller or Buyer as the assignee of Seller (or the Seller's Ownership Interest) are reasonably likely to incur liability to such persons for personal injuries, damages or death resulting from such exposure.

                (j) Capital Accounts. The capital accounts of the Company are as represented in the books and records maintained by the Company pursuant to the terms of the Partnership Agreement and there are no additional contributions to the Company required of Seller, except to the extent that the Management Committee determines that Capital Contributions should be made by the Partners under Section 3.2 of the Partnership Agreement.

                (k) Agreements. Seller has provided Buyer with copies of all Material Agreements to which the Company is subject as of the Effective Date of which Seller has Actual Knowledge.

3.2 Buyer. Buyer represents and warrants to Seller as of the Effective Date as follows:

                (a) Organization and Standing. Buyer is a limited partnership duly organized and validly existing under the laws of Delaware.

                (b) Authority. Buyer has the power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action of Buyer and this Agreement has been duly executed and delivered by Buyer.

                (c) Validity of Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar Applicable Laws affecting the enforcement of creditors' rights generally. The enforceability of Buyer's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (d) No Violation. Neither the execution, delivery nor performance by Buyer of its obligations under this Agreement contravenes or violates any provision of the Corporate Documents of Buyer, or contravenes or violates any Applicable Laws to which Buyer may be subject.

                (e) No Consent Required. No consent, approval, permit, authorization or other action by, or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer of this Agreement.

                (f) No Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the Actual Knowledge of Buyer, threatened against Buyer.

                (g) Knowledgeable Investor. Buyer is an experienced and knowledgeable investor. In making its decision to participate in this Agreement and the Transaction, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Ownership Interest, the Facility or any business associated therewith.

                (h) Securities Representation. Buyer is acquiring the Ownership Interest for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. Section 77a et seq., or any other Applicable Laws pertaining to the distribution of securities.

                (i) Funding.Buyer has sufficient funds, or has arranged to have available by the Closing Date sufficient funds, to enable Buyer to pay in full the Purchase Price and any Retained Distributions as herein provided and otherwise to perform its obligations under this Agreement.

3.3 Disclaimers. Buyer acknowledges that (a) at Closing it will acquire the Ownership Interest on the basis of its own investigation of the physical and financial condition of the Facility, and assumes the risk that adverse conditions outside the scope of Seller's representations and warranties set forth in Section 3.1 may not be revealed by Buyer's own investigation and (b) its admission as a partner in the Company shall be subject to the terms of the Partnership Agreement and Applicable Laws. Buyer acknowledges that EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (i) NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE HAS BEEN MADE TO BUYER WITH RESPECT TO THE OWNERSHIP INTEREST, THE COMPANY, THE FACILITY OR ANY BUSINESS ASSOCIATED THEREWITH, (ii) SELLER'S INTEREST IN THE COMPANY IS SOLD ON AN "AS IS, WHERE IS" BASIS, AND
(iii) BUYER'S REMEDIES AGAINST SELLER, AND SELLER'S LIABILITIES TO BUYER, WITH RESPECT TO THE OWNERSHIP INTEREST, THE COMPANY OR THE FACILITY ARE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT.


                                   PART Four
                                   COVENANTS

4.1 Covenants of Seller.  Seller covenants with the Buyer as follows:

        From the Effective Date until the Closing Date and subject to the terms of any confidentiality obligations under the Partnership Agreement,Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's or its Affiliates' offices at their actual location, all Contracts and other information related to the Company, in Seller's operational files, insofar as the same may now be in existence and in the possession of Seller, but excluding (i) all legal files, attorney-client communications or attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access (including, without limitation, contractual obligations to third Persons) and
(ii) all proprietary information relating to the gasification of natural gas (unless Buyer has obtained permission from GE Energy to examine such information) and all proprietary financial models and information of ChevronTexaco Corporation and its Affiliates.


4.2 Covenants of Buyer.  Buyer covenants with Seller as follows:

                (a) No Rights to Seller's Insurance

                        (i) Buyer acknowledges that ChevronTexaco Corporation,
                Texaco Inc. and Gulf Oil Company have maintained worldwide programs of property and liability insurance coverage for themselves and their Affiliates (including Seller with respect to the Company)including (i) insurance policies written or reinsured by Heddington Insurance Company, Bermaco Insurance Company and Insco Limited(which are Affiliates of ChevronTexaco Corporation or its predecessors) and (ii) insurance policies that require the payment of retrospective premium adjustments to cover losses. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided are herein called the "ChevronTexaco Insurance Policies."

                        (ii)It is the understanding and intention of Seller and
                Buyer that:

                                (A)from and after the Closing, no insurance
                        coverage shall be provided for Buyer under the ChevronTexaco Insurance Policies relating to the Company; and

                                (B)from and after the Closing, no claims
                        regarding any matter whatsoever, whether or not arising from events occurring prior to, at or after Closing, shall be made against or with respect to the ChevronTexaco Insurance Policies by Buyer with respect to the Company and the other matters contemplated by this Agreement.

                        (iii) Buyer, on behalf of itself and its successors and assigns, hereby releases, to the extent permitted by Applicable Laws, Seller and its Affiliates from any claim made after the Closing against or with respect to any of the ChevronTexaco Insurance Policies by or through Buyer.

                        (iv) For the avoidance of doubt, nothing contained in
                this Section 4.2 shall in any way limit, impair or constitute a release or discharge of any right of Buyer or obligation of Sellers with respect to any representation, warranty, covenant, indemnity or other obligation of Sellers contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect.

                (b) Post-Closing Audit. Buyer shall (i) conduct an audit of all records of the Company to be completed not later than 90 days after Closing (the "Post-Closing Audit") and (ii) provide notice to PHSI of its intent to conduct the Post-Closing Audit not later than 90 days after Closing in accordance with Sections 8.1 and 8.3 of the Partnership Agreement. The Post-Closing Audit shall cover the calendar years 2003 and 2004. Buyer shall make the results of the Post-Closing Audit available (at a place reasonably agreed to by Buyer and Seller) to Seller upon reasonable notice and at reasonable times, it being understood that Seller shall be entitled to make and retain copies of any materials relating to the Post-Closing Audit and records as it shall deem necessary at its own expense. Notwithstanding the foregoing, Seller shall bear no cost incurred by Buyer relating to the Post-Closing Audit. Upon Seller's review of the Post-Closing Audit, and in the event that Seller and Buyer mutually determine that either (A) there was, at the time immediately prior to Closing, available cash of the Company which the Company failed to distribute to the Owners ("Distributable Cash") or (B) Buyer failed to remit any Retained Distributions to Seller in accordance with Section 2.6 hereof, Buyer shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable in Seller's judgment to pay such Retained Distributions or Seller's 50% share of Distributable Cash to Seller with interest accrued from the Closing Date at the Agreed Rate. If Seller and Buyer cannot reach agreement, based upon their review of the Post-Closing Audit, on the availability and amount of Distributable Cash or that Buyer failed to remit Retained Distributions, then the matter shall be determined by the dispute resolution procedures of
        Section 8.12 herein.

                (c) Taxes. Buyer shall cooperate fully and shall cause PHSI to cooperate fully with Seller as and to the extent reasonably requested by Seller in connection with the preparation and filing of any Tax return, and the defense of any claim, audit, litigation or other proceeding, with respect to Taxes of Seller relating to the Ownership Interest for any period ending on or prior to the Closing Date. Buyer shall and shall cause PHSI (and their respective Affiliates) to: (a) cooperate fully with Seller in preparing the Tax Returns of Company for any outstanding financial years or for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Company for the calendar years 2005 and earlier; (b)make available to Seller and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Company for the calendar years 2005 and earlier; (c) provide timely notice to Seller in writing of any pending or threatened Tax audits or assessments relating to Taxes of Company for the calendar years 2005 and earlier; and (d)furnish as soon as reasonably practicable to Seller copies of all correspondence received from any taxing authority in connection with any such Tax audit or information request withrespect to the calendar years 2005 and earlier.

4.3 Covenants of Seller and Buyer.  Seller and Buyer agree as follows:

                (a) Satisfaction of Conditions Precedent.Seller and Buyer shall each use its best efforts to cause the conditions precedent set forth in Part Five applicable to such Party to be fulfilled and satisfied as soon as practicable.

                (b) Brokers. The Parties represent and warrant to each other that no broker, finder, financial advisor or similar Person has been retained by a Party for which the other Party shall be liable.

                (c) Certain Filings and Consents. With respect to certain filings and consents, the Parties agree that Seller shall promptly endeavor to obtain, and Buyer shall reasonably cooperate in connection with such endeavors, each consent set forth on Schedule 3.1(e). With respect to consent and review rights of Governmental Entities, Seller and Buyer shall each in a timely manner (i) make all required filings, if any, and prepare applications to and conduct negotiations, with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby and (ii) provide such information as the other Party or the Governmental Entity may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other Party with respect to such filings, applications and negotiations.

                (d) Press Release. Until the Closing, neither Party nor any of its Affiliates shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, the foregoing shall not restrict disclosures by Buyer or Seller or their respective Affiliates
        (i) that are required by applicable securities or other Applicable Law, court order or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Entities and third Persons holding preferential rights to purchase, rights of consent or similar rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights or to obtain such consents.

                (e) Records. For a period of six (6) years after the Closing Date, either Party holding such records on the Closing Date shall (i) preserve and retain the corporate accounting, legal, auditing, Tax, environmental, operating, maintenance and inspection and other books and records that relate to the conduct of the business of the Company prior to the Closing Date and (ii) other than books, records and documents (x) subject to the attorney/client privilege, (y) constituting attorney work product or (z) relating to proprietary forecasts of financial or operating data, make such books and records available (at a place reasonably agreed to by Buyer and Seller) to the other Party upon reasonable notice and at reasonable times, it being understood that the other Party shall be entitled to make and retain copies of any such books and records as it shall deem necessary at the other Party's expense. In the event the other Party desires to extend the period referred to in the first sentence of this Section 4.3(e) beyond six (6) years, it may do so if the applicable statute of limitations for the years with respect to which the books and records relate has not expired, and such extension is requested in a writing stating that the statute of limitations has not yet expired. Each such extension shall not be for more than twelve (12) months.

                (f) Consent and Preferential Purchase Rights. Seller and Buyer shall take all actions that may be necessary to comply with any applicable consent and preferential purchase right requirements set forth in the Partnership Agreement, including provision of appropriate information to PHSI under binder of confidentiality agreements and a Transfer Offer as set forth in Section 9.3 of the Partnership Agreement.

                (g) Necessary Actions. Seller and Buyer shall take all actions that may be reasonably necessary to comply with the transfer of the Ownership Interest as set forth in Partnership Agreement.

                                   PART Five
                              CONDITIONS TO CLOSING

5.1 Seller's Closing Conditions. The obligations of Seller to consummate the Closing under this Agreement are subject to the following conditions:

                (a) Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the Transaction, shall be true and correct when made, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

                (b) Compliance with Agreement. On and as of the Closing Date, Buyer shall have performed and complied with all agreements, covenants, and conditions required by this Agreement, to be performed and complied with by Buyer or its Affiliates prior to or on the Closing Date.

                (c) No Injunction. As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or Governmental Entity of competent jurisdiction seeking to enjoin or prevent Seller or its Affiliates from completing the Closing or seeking damages against Seller or its Affiliates as a result of the Closing of this Agreement or consummation of the transactions contemplated thereby.

                (d) Certified Resolutions and Officers' Certificate. Buyer shall have delivered to Seller (i) a certificate dated the Closing Date signed by the Secretary or an Assistant Secretary of Buyer with respect to the action of Buyer's Board of Directors or its designee authorizing the Transaction, and (ii) a certificate dated the Closing Date and signed by the President or a Vice President of Buyer certifying, in such detail as Seller may reasonably request, the fulfillment of the conditions specified in subparagraphs (a) and (b) of this Section 5.1.

                (e) Incumbency Certificates. Seller shall have received a certificate of Buyer dated the Closing Date certifying the incumbency of the officers of Buyer signing for it and the authenticity of their signatures.

                (f) Approvals and Consents. Seller shall be reasonably satisfied that all approvals and consents necessary for the consummation of the transactions contemplated by this Agreement have been obtained, including without limitation waivers of any applicable preferential purchase rights set forth in the Partnership Agreement.

                (g) Receipt of Purchase Price. Seller shall have received notification from the bank referred to in Section 2.8 that the outstanding balance of the cash portion of the Purchase Price has been deposited to Seller's account.

                (h) Resignation of Seller's Management Committee
        Representatives. The Representatives of Seller on the Management Committee shall have resigned.

                (i) Waiver or Expiration of the Option to Accept the Transfer Offer. PHSI has waived the option to accept the Transfer Offer set forth in Section 9.3 of the Partnership Agreement or the option to accept the Transfer Offer has expired.

5.2 Buyer's Closing Conditions. The obligations of Buyer to consummate the Closing under this Agreement are subject to the following conditions:

                (a) Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof in connection with the Transaction shall be true and correct when made, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

                (b) Compliance with Agreement. On and as of the Closing Date, Seller shall have performed and complied with all agreements, covenants and conditions required by the Agreement to be performed or complied with by Seller or its Affiliates prior to or on the Closing Date.

                (c) No Injunction. As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or Governmental Entity of competent jurisdiction seeking to enjoin or prohibit Buyer or its Affiliates from completing the Closing or seeking damages against Buyer or its Affiliates as a result of the Closing of this Agreement or consummation of the transactions contemplated thereby.

                (d) Certified Resolutions and Officers' Certificate. Seller shall have delivered to Buyer (i) a certificate dated the Closing Date signed by the Secretary or an Assistant Secretary of Seller with respect to the action of the Seller's Board of Directors or its designee authorizing the transactions contemplated by the Agreement, and (ii) a certificate dated the Closing Date and signed by the President or a Vice President of Seller certifying in such detail as Buyer may reasonably request the fulfillment of the conditions specified in subparagraphs (a) and (b) of this Section 5.2.

                (e) Incumbency Certificates. Buyer shall have received a certificate of Seller dated the Closing Date certifying the incumbency of the officers of Seller signing for it and the authenticity of their signatures.

                (f) Approvals and Consents. Buyer shall be reasonably satisfied that all approvals and consents necessary for the consummation of the transaction contemplated by this Agreement (other than approvals and consents required from Buyer or its Affiliates) shall have been obtained, including without limitation waivers of any applicable preferential purchase rights set forth in the Partnership Agreement.

                (g) Waiver or Expiration of the Option to Accept the Transfer Offer. PHSI has waived the option to accept the Transfer Offer set forth in Section 9.3 of the Partnership Agreement or the option to accept the Transfer Offer has expired.

                                    PART Six
                                    INDEMNITY

6.1 Seller. Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their directors, employees and agents from and against (a) all Losses of any nature whatsoever based upon, arising out of, in connection with, or relating to the breach of any representation or warranty made herein by Seller; or (b) Seller's Relative Responsibility for (i) third party claims asserted in writing within two (2) years following the Closing Date which are attributable to ownership of the Company or operations of the Company prior to the Closing Date, but excluding from the foregoing any Losses either resulting from conditions or issues of which Buyer was aware prior to the Closing Date or resulting from acts or omissions of Buyer; (ii) claims filed in the litigation described in item 1 on Schedule 3.1(f); or (iii) third party claims based upon, arising out of, in connection with, or relating to the Syngas Cooler Failures .

6.2 Buyer. Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their directors, employees and agents from and against all Losses of any nature whatsoever based upon, arising out of, in connection with, or relating to (i) the breach of any representation or warranty made herein by Buyer; or (ii) ownership of the Company or operations of the Company on or after the Closing Date

6.3 Method of Asserting Claims. All claims for indemnification under the Agreement shall be asserted and resolved as follows, provided that the provisions of Sections 6.3 through 6.6 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

                (a) Third Person Claims. In the event that any claim for which a Party providing indemnification (the "Indemnifying Party") would be liable to a Party or any of its officers, directors, employees, agents or representatives entitled to indemnification hereunder (the "Indemnified Party") is asserted against or sought to be collected by a third Person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim)(the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim; and (ii)whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party does not elect to defend against such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if it has timely disputed liability, to a determination that the disputed liability is covered by this Part Six).

                (b) Other Claims. In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted or sought to be collected from it by a third Person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

6.4 Payment. Payments under this Part Six and under any other indemnity provision of this Agreement shall be made as follows:

                (a) Payment of Undisputed Amount. In the event that the Indemnifying Party is required to make any payment under this Part Six, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be dispute as to the amount or manner of determination of any indemnity obligation owed under this Part Six, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Part Six and the portion, if any theretofore paid, shall bear interest at the Agreed Rate. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or other entity with respect to the subject matter of this claim.

                (b) Payment of Interest. If all or part of any indemnification obligation under the Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay upon demand to the Indemnified Party interest at the Agreed Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full.

6.5 Limitation of Claims. Any claim for indemnity under this Part Six shall be subject to the following limitations:

                (a) Time Limitation. No claim shall be made or be effective unless the Indemnified Party shall have delivered to the Indemnifying Party a Claim Notice within two (2) years after the Closing Date, if the claim is based on misrepresentation or a breach of the representations or warranties in Part Three.

                (b) Amount Threshold. Claims for indemnity by the Indemnified Party shall be subject to the limitation that the Indemnified Party shall not be entitled to indemnification from the Indemnifying Party
        (i) with respect to any individual claim, unless the Losses for such claim incurred by the Indemnified Party exceeds One Hundred Thousand dollars ($100,000) (the "Claim Threshold"), and (ii) unless and until the aggregate Losses for all claims incurred by the Indemnified Party exceeds Five Hundred Thousand dollars ($500,000) (the "Aggregate Threshold"), whereupon the Indemnified Party shall be entitled to indemnification hereunder from the Indemnifying Party for all Losses from those claims individually exceeding the Claim Threshold.

                (c) Amount Limitation. In no event shall Seller's aggregate liability (i) under Section 6.1(a) exceed Three Million Dollars ($3,000,000); (ii) under Section 6.1(b) exceed Two Million Dollars ($2,000,000); or (iii) under all of this Part 6 exceed Three Million Dollars ($3,000,000). In no event shall Buyer's aggregate liability under Part 6 exceed Three Million Dollars ($3,000,000)..

6.6 Disputed Claims. If the Indemnifying Party shall notify the Indemnified Party during the Notice Period that it disputes any claim under Section 6.3 (the "Disputed Claim"), the Disputed Claim shall be subject to the dispute resolution procedures provided in Section 8.12.

6.7 Exclusivity; Indemnification In Case Of Strict Liability Or Indemnitee Negligence. After the Closing, except in the case of fraud by the breaching Party, Sections 6.1 and 6.2 shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant, agreement or other obligation. EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE, THE INDEMNIFICATION PROVISIONS IN THIS PART SIX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

                                   PART Seven
                                    Guarantee

7.1 Guarantee. Guarantor hereby unconditionally and irrevocably guarantees (the "Guarantee") to Seller the due and punctual performance and observance by Buyer of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the "Guaranteed Obligations").

7.2 Performance and Satisfaction by Guarantor. If and whenever Buyer defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Guarantor shall forthwith upon demand by Seller unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Seller as it would have received if the Guaranteed Obligations had been duly performed and satisfied by Buyer.

7.3 Continuing Guarantee. This Guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or been satisfied or expired by the terms of this Agreement. This Guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Seller may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

7.4 Separate Obligation. As a separate and independent stipulation Guarantor agrees that any of the Guaranteed Obligations which may not be enforceable against or recoverable from Buyer by reason of any legal limitation, disability or incapacity on or of Buyer or any other fact or circumstance shall nevertheless be enforceable against and recoverable from Guarantor severally as though the same had been incurred by Guarantor and Guarantor was the sole or principal obligor in respect thereof and shall be performed or paid by Guarantor in accordance with the obligations of Buyer pursuant to the terms of this Agreement.

7.5 Liability of Guarantor.  The liability of the Guarantor under this Part 7:

                (a) shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance; and

                (b) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to Guarantor.

7.6 Guarantor Representations. Guarantor on its own behalf makes the following representations:

                (a) it is a limited partnership, duly organized and validly existing under the laws of the state of Delaware, and is in good standing under the laws of such jurisdiction;

                (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Part 7. Part 7 and the transactions contemplated hereunder have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by it, and is valid, binding and enforceable against it, in accordance with the terms of this Part 7; and

                (c) its execution, delivery and performance of this Clause 7 will not conflict with or result in a breach of its Corporate Documents.

                                   PART Eight
                                  MISCELLANEOUS

8.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties.

8.2 Waivers and Amendments. All amendments and other modifications hereof shall be in writing and signed by each of the Parties. Any Party may by written instrument (a) waive compliance by the other Party with, or modify any of, the covenants or agreements made by the other Party in this Agreement or (b) waive or modify performance of any of the obligations or other acts of the other Party. The delay or failure on the part of any Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement,or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

8.3 Notices. All notices and consents required under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand,
(b) when sent by facsimile (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States of America by first class postage prepaid mail, (c) when received by the addressee, if sent by Express Mail, Federal Express, other express delivery service (receipt requested) or by such other means as the Parties may agree from time to time or (d) five (5) Business Days after being mailed in the United States of America, by first class postage prepaid registered or certified mail, return receipt requested;in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a Party may designate as to itself by notice to the other Party):

                (i)     if to Seller:
                        TCHI Inc.
                        1111 Bagby Street
                        Houston, TX 77002
                        Attention: President
                        Phone: (713) 752-4110
                        Fax: (713) 752-7743

                        With copies to:
                        ChevronTexaco Global Energy Inc.
                        c/o Corporate Secretary
                        6001 Bollinger Canyon Road
                        San Ramon, CA 94583-0721

                (ii)    if to Buyer:
                        Genesis Syngas Investments, L.P.
                        500 Dallas, Suite 2500
                        Houston, TX 77002
                        Attention:  General Counsel
                        Phone: (713) 860-2528
                        Fax: (713) 860-2636

                (iii)   if to Guarantor:
                        Genesis Energy, L.P.
                        500 Dallas, Suite 2500
                        Houston, TX 77002
                        Attention:  General Counsel
                        Phone: (713) 860-2528
                        Fax: (713) 860-2636

Each Party shall have the right upon giving ten(10) Business Days prior written notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

8.5 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto,contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings, agreements and undertakings between the Parties hereto relating to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect until and unless the Closing occurs, at which time the Confidentiality Agreements shall terminate in accordance with the respective termination provisions set forth therein. There are no additional terms, whether consistent or inconsistent,oral or written which are intended to be part of the Parties' understanding which have not been incorporated into this Agreement, including the Exhibits and Schedules.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed entirely within the State of New York, without regard to the conflict of laws principles thereof.

8.7 Expenses.Except as specified herein and as the Parties may otherwise agree, each Party shall be solely responsible for all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.8 Assignability.The rights and obligations created or assumed hereunder shall not be assignable or delegable by either Party and any assignment of this Agreement shall be void ab initio.

8.9 Invalidity. If any of the terms, provisions, covenants or restrictions of this Agreement, including the Schedule hereto, is held by a court of competent jurisdiction to be invalid, void or unenforceable and unless the invalidity, voidability or unenforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Agreement,such invalidity, voidability or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement except those which the invalidated, voided or unenforceable provision comprises an integral part of or is otherwise clearly inseparable from. In the event any term, provision, covenant or restriction is held invalid, void or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

8.10 No Admission. Nothing in this Agreement shall constitute any admission, expressed or implicit, by the Parties of any wrongdoing. Nothing herein, expressed or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

8.11 Survival.Subject to the limitations established in Section 6.5, all of the covenants, agreements, representations and warranties, and indemnities made by each Party contained in this Agreement and any covenants, agreements, representations and warranties, and indemnities contained in any attachment, schedule, certificate or other document delivered by any such Party pursuant hereto or in connection herewith shall survive the Closing and each Party hereto shall be entitled to rely upon such covenants, agreements, representations and warranties, and indemnities of the other Parties as set forth in this Agreement.

8.12 Dispute Resolution.  Seller and Buyer covenant with each other as follows:

                (a) Generally. Any claim, controversy or dispute arising out of, relating to, or in connection with the Agreement or the agreements and transactions contemplated hereby, by Buyer, Buyer's Affiliates, Seller or Seller's Affiliates, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the dispute resolution procedures set forth in Schedule 8.12. The Parties covenant that they shall not resort to court remedies except as provided for in Schedule 8.12, or for preliminary relief in aid of arbitration.

                (b) Violations. A Party who violates the covenants in Section 8.12(a) shall pay all the legal costs incurred by the other Parties in connection with the enforcement thereof. Suits, actions or proceedings in connection with violations of the covenants in Section 8.12(a) and
        Schedule 8.12 shall be instituted in the United States District Court for the Southern District of Texas, and pursuant to Title 9 of the United States Code. Each Party waives any option or objection which it may now or thereafter have to the laying of the venue in any such suit, action or proceeding and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding.

                (c) Governmental Entity Approvals. Unless otherwise consented to by the Governmental Entity, as applicable, the Parties acknowledge that their respective rights and obligations under this Agreement are and will remain following the Closing Date subject to all conditions and restrictions contained in any approval of any Governmental Entity relating to this Agreement and that no resolution of any dispute between the Parties relating to this Agreement, whether pursuant to the voluntary agreement of the Parties or pursuant to the procedure specified in Schedule 8.12, shall be inconsistent with such conditions or restrictions.

8.13 Attorneys' Fees. In any arbitration, action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys' fees in addition to its cost and expense and any other available remedy.

8.14 Further Assurances. Seller and Buyer shall provide to each other such information regarding the Ownership Interest as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by either party to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

8.15 Termination. The Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Parties; (ii) by Seller if PHSI shall have exercised any applicable preferential purchase right to purchase the Ownership Interest and such transaction shall have been consummated; (iii) by Seller or Buyer if the other Party shall have committed a material default of this Agreement and such breach shall not have been cured within ten (10) Business Days following notice of default given by the non-breaching Party; or
(iv) by either Seller or Buyer if the Closing shall not have occurred on or before the Termination Date, other than through the default of the terminating Party. Termination under clause (i) above shall be effective as of the date of the Parties' mutual consent; termination under any of clauses (ii), (iii) or
(iv) above shall be effective as of the date that the terminating Party delivers written notice of the event of termination. Upon any termination the Parties shall have no further obligations under this Agreement; provided, however, Buyer and Guarantor shall hold all information which was obtained relating to the Transaction, subject to the Confidentiality Agreement, and provided further that the provisions of Sections 8.3, 8.6, 8.7, 8.12 and 8.13 hereof shall remain in full force and effect.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its authorized representatives as of the Effective Date.


WITNESSES:                                 SELLER:
                                           TCHI INC.


/s/  G P. Markovich                        By   /s/ Rebecca B. Roberts
                                           NAME: Rebecca B. Roberts
                                           TITLE:  President
/s/  Gerald L. Gobbi                       Tax ID: 13-3647471



WITNESSES:                                 BUYER:
                                           GENESIS SYNGAS INVESTMENTS, L.P.

/s/  Ross A. Benavides                     By  /s/ Mark J. Gorman
                                           NAME: Mark J. Gorman
                                           TITLE: President
/s/  Stephen R. Anderson                   Tax ID: 20-2248614



WITNESSES:                                 GUARANTOR:
                                           GENESIS ENERGY, L.P.

/s/  Ross A. Benavides                     By    /s/ Mark J. Gorman
                                           NAME: Mark J. Gorman
                                           TITLE: President
/s/  Stephen R. Anderson                   Tax ID: 76-0513049

                                  SCHEDULE 1.2
                            PARTIES' ACTUAL KNOWLEDGE


Seller's Personnel:Srimonto Ghosh, Larry Ihfe, Greg Markovich, Kay Clark McKee,
        Mark Menke, Rebecca Roberts, Jean Ryan

Buyer's Personnel:Mark Gorman, Ross Benavides, Steve Anderson, Karen Pape,
        Danny Davis, Patrick Hodgins.

Guarantor's Personnel:Mark Gorman, Ross Benavides, Steve Anderson, Karen Pape,
        Danny Davis, Patrick Hodgins.

                                  SCHEDULE 2.4
                          ALLOCATION OF PURCHASE PRICE


      [Buyer and Seller to mutually agree to allocation of Purchase Price.]

                                 SCHEDULE 3.1(e)
                                REQUIRED CONSENTS


1. Waiver of the rights of any applicable preferential purchase rights and consent, and related rights and conditions, of PHSI pursuant to the Partnership Agreement.

                                 SCHEDULE 3.1(f)
                                   LITIGATION

1. There is a Tolling Agreement dated October 28, 2004 between Locke Liddell & Sapp LLP, counsel for and on behalf of the Company and PHSI and King & Spalding LLP,counsel for and on behalf of Texaco Inc. and Texaco Development Corporation under which the Company and PHSI agree to toll the running of all statutes of limitations for a period that lapses February 4, 2005 for any claim of Texaco Inc.or Texaco Development Corporation relating to the incidents and occurrences giving rise to the allegations made in Sterling Chemicals, Inc. v. Hydrogen Supply Company, et al., Cause No. 01-CV1202 in the 122nd Judicial Court of Galveston County, Texas.

                                 SCHEDULE 3.1(g)
                                  ENCUMBRANCES

                                      None.

                                 SCHEDULE 3.1(h)
                                      TAXES

                                      None.

                                 SCHEDULE 3.1(i)
                                  ENVIRONMENTAL

Any investigation, judicial or administrative proceeding concerning a Release of Hazardous Substance or violation of any Environmental Laws, remedial, clean-up or monitoring obligations, violations of terms and conditions of permits, consent decrees, compliance orders, administrative orders, notice of citizen suits, requests for information, notices of violation, demand letters, administrative inquiries, complaints or claims, conditions or circumstances with respect to off-site disposal of substances, or conditions or circumstances or activities resulting in the exposure of any person to Hazardous Substances arising out of or disclosed by the following:

1. A Phase I RCRA Facility Investigation Report by Jones & Neuse as amended by the September 23, 1993 letter.
2. The final Work Plan for the Phase II RCRA Facility Investigation as amended by the September 29, 1993 letter.
3. The Area K Soil-Gas Investigation dated June 1989.
4. The Preliminary RFI Report on Sold Waste Management Units B, C and N dated October 3, 1989.
5. The Soil Boring in RCRA Facility Investigation - Facility N dated
April 23, 1991
6. The Phase II RFI Report for Facility K dated January 10, 1995

Seller has not performed a Phase I environmental study on the property upon which the Facility is located.

                                  SCHEDULE 8.12
                          DISPUTE RESOLUTION PROCEDURES

        1. Resolution of Disputes. After the Closing, and in any specific circumstances prior to the Closing as expressly set forth in the Agreement, the Parties shall resolve any controversy or claim, whether based in contract, tort or otherwise, arising out of, relating to or in connection with the Agreement, the scope, breach, or validity of such Agreement; or the commercial or economic relationship of the Parties hereto ("Dispute") in accordance with this Schedule. The Parties' agreement to resolve Disputes pursuant to this Schedule survives the expiration or termination of the Agreement.

        2. Negotiations between Senior Management. The Parties shall first seek to resolve any Disputes by negotiations between Senior Management (as hereinafter defined).

        2.1 Prompt notification and referral to Senior Management. The Parties will promptly seek to resolve any Dispute by negotiations between Senior Management of the Parties who have authority to settle the controversy. When a Party believes there is a Dispute under the Agreement, that Party will give the other Party written notice of the Dispute (the "Notice"). Within ten (10) days after receipt of the Notice, the receiving Party shall submit to the other a written response. The Notice and response shall include (1) a statement of each Party's position and a summary of the evidence and arguments supporting its position, (2) the supporting documentation as to the circumstances leading to the Dispute, (3) the name and title of the senior executives who will represent that Party and who are duly authorized to settle the Dispute (the "Senior Management"), and (4) a schedule of the availability of the Party's Senior Management who will negotiate the dispute during the thirty (30) day period following the delivery of the Notice.

        2.2 Meetings among Senior Management. The Senior Management shall meet at a mutually acceptable time and place within thirty (30) days after the date of the Notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If a Senior Management intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Schedule are confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.

        3. Mediation. If the Dispute has not been resolved within sixty (60) days after the date of the Notice given pursuant to Paragraph 2 of this Schedule, or if the Party receiving such Notice will not meet within the time periods set forth in that Paragraph, either Party may initiate mediation of the Dispute by sending the other Party a written request that the Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that all Parties can jointly select a neutral and impartial mediator ("Mediator") and schedule the mediation session.

        3.1 Mediation guidelines. The mediation contemplated by the Parties is intended to be a voluntary process in which a neutral third party, who has no power to decide the outcome, facilitates communication among the Parties to promote understanding among them and, where possible, to arrive at a mutually acceptable resolution of their Dispute. The Mediator will not have the authority to impose a settlement on any Party.

        3.2 The mediation process. No formal rules of evidence apply to the mediation, and there will be no stenographic record of any mediation meeting. Itis expected that, in the mediation, each Party will have a representative who is not acting as legal counsel and who is authorized to make the decisions which are part of the mediation process. Although legal and other consultants may participate in the mediation sessions, the communications in the mediation are intended to principally be among Party representatives and the mediator.

        3.3 Withdrawal from the mediation. A Party may not withdraw from the mediation until:

        (a) A settlement has been reached;

        (b) Both Parties agree that an impasse has occurred; or,

        (c) The Parties have participated in a mediation of a duration of at least three (3) days.

        3.4 Confidentiality. The mediation process is confidential, and the Parties and the mediator will not disclose confidential information regarding the process to third parties. The information that is confidential includes, but is not limited to, all statements or communications made in the course of and relating to the subject matter of the mediation and which is made to or in the presence of any Party representative or participant, Mediator or other person. All such confidential information will be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence. The mediation sessions are private. Only the Parties, their representatives, and the mediator may attend the mediation sessions. Other persons may attend only with the permission of the Parties and with the consent of the Mediator. The Parties and the Mediator shall not disclose information regarding the proceedings, including settlement terms, to third parties, unless the Parties otherwise agree. All third parties shall agree in writing to keep such information confidential. All records, reports, or other documents received by the Mediator while serving in that capacity shall be confidential. The Mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum, unless the Parties otherwise agree. The Parties shall not rely on, or introduce as evidence in any arbitration, judicial, or other proceeding:

        (a) Views expressed or suggestions made by another Party with respect to a possible settlement of the Dispute; or

        (b) Admissions made by another Party in the course of the mediation proceedings; or

        (c) Proposals made or views expressed by the Mediator; or

        (d) The fact that another Party has or has not indicated willingness to accept a proposal for settlement made by the mediator, or other Party.

Information or confidential information that is otherwise admissible shall not be rendered inadmissible in a subsequent proceeding solely because it was used in negotiations or a mediation pursuant to this Schedule.

        3.5 Exchange of Information. If any Party has a substantial need for documents or other material in the possession of another Party, the Parties shall attempt to agree on the exchange of requested documents or other material. If they fail to agree, either Party may request a joint meeting with the Mediator who shall assist the Parties in reaching an agreement. At the conclusion of the mediation process, upon the request of a Party which provided documents or other material to the other Party, the recipient shall return the same to the originating Party without retaining copies thereof.

        3.6 Expenses. All expenses of the mediation, mediator compensation, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the Parties. The expenses of witnesses for a Party shall be paid by the Party producing such witness.

        4. Arbitration. If the Parties are unable to resolve the Dispute pursuant to the negotiation and mediation provisions of this Schedule within thirty (30) days following commencement of the mediation proceeding, the Dispute shall be submitted to arbitration in accordance with the procedures set forth below.

        4.1 Initiation of Arbitration. The arbitration shall be initiated by either Party delivering to the other a Notice of Intention to Arbitrate as provided for in Section 6 of the AAA Commercial Arbitration Rules.

        4.2 AAA Guidelines. The arbitration shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes (collectively, the "AAA Guidelines"). In the event of a conflict between the AAA Guidelines and this Schedule, this Schedule shall govern.

        4.3 Location of arbitration.If any Dispute is submitted to arbitration, the arbitration shall take place in Houston, Texas.

        4.4 Arbitration Tribunal. Unless the Parties agree to a single arbitrator, the arbitration shall be conducted before three (3) independent and impartial arbitrators, none of whom shall be appointed by either Party. Rather, the arbitrators will be selected in accordance with the AAA Guidelines, and shall be attorneys at law who have practiced commercial law for at least fifteen (15) years. All arbitrators, prior to their service, shall disclose all actual or perceived conflicts of interest involving the Dispute or the Parties. No arbitrator may serve if such arbitrator has a conflict of interest involving the subject matter of the Dispute or with the Parties. In the event the Parties agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent. The three (3) arbitrators (or the single arbitrator the Parties so chose) selected shall constitute the "Tribunal."

        4.5 Procedures and governing law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, to the exclusion of any provision of State law inconsistent therewith and which would produce a different result, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The Tribunal shall determine the claims of the Parties and render their final award in accordance with the substantive law of the State of New York exclusive of its conflict of law rules.The limitations on any actions will be determined under New York law.

        4.6 Provisional remedies. The Tribunal may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable.The failure of a Party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the Tribunal as a default and all or some of the claims or defenses of the defaulting Party may be stricken and partial or final award entered against such Party, or the Tribunal may award such lesser sanctions as they deem appropriate. A request for interim or provisional relief to a court shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

        4.7 Preliminary Hearing. Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for the Parties shall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate order. The matters which may be addressed include, in addition to those set forth in the AAA Guidelines, the following:

        (a)     Definition of issues;

        (b)     Scope, timing and types of discovery, if any;

        (c)     Schedule and place(s) of hearings;

        (d)     Setting of other timetables;

        (e)     Submission of motions and briefs;

        (f) Whether and to what extent expert testimony will be required, whether the Tribunal should engage one or more neutral experts, and whether, if this is done, engagement of experts by the Parties can be obviated or minimized;

        (g) Whether and to what extent the direct testimony of witnesses will be received by affidavit or written witness statement; and

        (h) Any other matters which may promote the efficient, expeditious, and cost-effective conducting of the proceeding.

        4.8 Management of the Arbitration. The Tribunal shall actively manage the proceedings as it deems best so as to make the same expeditious, economical, and less burdensome and adversarial than litigation.

        4.9 Discovery. The Tribunal shall permit and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial, demonstrated need therefor.

        4.10 Service of Papers and Documents. Papers, documents, and written communications shall be served by the Parties directly upon each other and the Tribunal.

        4.11 Confidentiality. All papers, documents, briefs, written communication, testimony and transcripts as well as any and all Tribunal decisions shall be confidential and not disclosed to anyone other than the Tribunal, the Parties, or the Parties' attorneys and expert witnesses (where applicable to their testimony), except that upon prior written consent of both Parties, such information may be divulged to additional third parties. All third parties shall agree in writing to keep such information confidential.

        4.12 Hearings. The Tribunal may limit the issues so as to focus on the core of the Dispute, limit the time allotted to each Party for presentation of its case, and exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible. Notwithstanding the Parties' agreement regarding arbitration venue in Paragraph 4.3 of this Schedule, upon motion of a Party, the Tribunal may temporarily relocate a hearing to a place designated by the Tribunal as may be necessary to hear the testimony of particular witnesses not subject to subpoena at the usual hearing site. The purpose of such temporary relocation is to permit a hearing at a place where such witnesses can be compelled to attend. With the consent of all Parties, the testimony may be recorded before a single member of the Tribunal.

        4.13 Stenographic Record. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Parties pending the final award of the Tribunal.

        4.14 Damages. The Tribunal is empowered to award only compensatory damages as they may be limited by the terms of the Agreement. Each Party hereby irrevocably waives any damages in excess of compensatory damages, including a waiver of any punitive or multiple damages. The Tribunal may, in their discretion, grant pre-award interest and, if so, such interest may be at commercial rates during the relevant period. The Tribunal may award all or a part of a Party's reasonable attorneys' fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the Parties and their counsel in the course of the arbitration, and other relevant factors. The Tribunal shall, in a final award, assess the amount of the costs of the proceedings.

        4.15 Draft of proposed award and final award. Prior to rendering their final award, the Tribunal shall submit to the Parties an unsigned draft of the proposed award and each Party, within five (5) Business Days after receipt of such draft award, may serve on every other Party and file with the Tribunal a written statement outlining any alleged errors of fact, law, computation, or otherwise ("Written Statement"). Within five (5) Business Days after receipt of the Written Statement of each Party, the Tribunal shall render their final award. Any arbitration decision or award shall conform as closely as possible to the order or judgment which would be rendered by a court of the State of Texas. Any arbitration decision or award shall state the reasoning on which it rests, including both findings of fact and conclusions of law although such reasons shall not be used as a basis for appeal or other judicial proceeding.

        4.16 Consolidation of proceedings. If an arbitration proceeding is initiated by a Party under the Agreement, and if a Tribunal or Tribunals have been previously selected in arbitration proceeding(s) under the Agreement which have not yet begun ("Existing Tribunal(s)") the Parties shall determine whether the most junior arbitration will be consolidated for hearing with any Existing Tribunal. In ruling on such motion, the first Existing Tribunal should order consolidation if there are one or more common questions of law and fact, and the interests of justice, expedition and economy would be served by consolidation.

        4.17 Res Judicata. To the extent permitted by the law, any award by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any Party to the Agreement may also be a Party.

        5. Deadlines. All deadlines specified in this Schedule may be extended by mutual written agreement.

        6. Performance. Each Party is required to continue to perform its obligations under the Agreement pending final resolution of any Dispute.

        7. Injunctive Relief. The procedures specified in this Schedule shall be sole and exclusive procedures for the resolution of Disputes between the Parties arising out of or relating to the Agreement. However, if equitable remedies are not available to a Party because the Tribunal may not be timely convened as required for the relief sought, a Party may seek a preliminary injunction or other preliminary judicial relief, if in the judgment of that Party, such action is necessary to avoid irreparable damage or to preserve status quo. Despite the initiation of any such judicial proceedings, the Parties will continue to participate in good faith in the procedures specified in this Schedule. As between all Parties, all applicable statutes of limitation shall be tolled while the procedures specified in this Schedule are pending; the Parties will take all actions, if any, required to effectuate such tolling.

                                    EXHIBIT A
                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into on [the Closing Date] by and between TCHI Inc., a Delaware corporation ("Seller"), and GENESIS SYNGAS INVESTMENTS, L.P. a Delaware limited partnership ("Buyer").

        WHEREAS Seller and Buyer have entered into a Purchase and Sale Agreement for Interest in T & P Syngas Supply Company dated February 3, 2005 (the "Purchase and Sale Agreement"), pursuant to which Seller has agreed to sell its fifty percent (50.0%) ownership interest (the "Ownership Interest") in the Company (as defined in the Purchase and Sale Agreement) and certain rights associated therewith, and Buyer has agreed to acquire such Ownership Interest and those certain rights associated therewith, all subject to the terms and conditions provided in the Purchase and Sale Agreement:

        NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Purchase and Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, each intending to be legally bound, hereby agree as follows:

1.      Assignment and Acceptance of Ownership Interest.

        1.1 Seller hereby sells, transfers, conveys, and assigns to Buyer all of Seller's right, title, and interest in and to the Ownership Interest as set forth in the T & P Syngas Supply Company Partnership Agreement (the "Partnership Agreement") effective as of December 15, 1995 between Seller and Praxair Hydrogen Supply, Inc. ("PHSI"). Buyer hereby (i) accepts from Seller the Ownership Interest and, with respect to the Ownership Interest, agrees to become a substituted owner of the Company in the place and stead of Seller; (ii) agrees to be bound by all of the terms and conditions of the Partnership Agreement, and adopts and ratifies the Partnership Agreement for all purposes as though Buyer were an owner therein. After the date of this Assignment, the Ownership Interest shall be held by Buyer and Seller shall no longer have any interest in the Company.

        1.2 Each of Seller and Buyer represents and warrants to the other, and to PHSI, that the transactions contemplated by this Assignment are made in accordance with all applicable laws (including state and federal securities laws) and the terms and conditions of the Partnership Agreement.

2.      General

        2.1 This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        2.2 This Assignment will be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed entirely within the State of New York without regard to the conflict of laws principles thereof. Any disputes arising out of or relating to this Assignment shall be resolved in accordance with the provisions of the Purchase and Sale Agreement.

        2.3 This Assignment is subject to the terms and conditions of the Purchase and Sale Agreement. This Assignment shall not expand, limit or modify any of the provisions of the Purchase and Sale Agreement, and to the extent of any conflict therewith, the provisions of the Purchase and Sale Agreement shall prevail. The Purchase and Sale Agreement shall survive the execution of this Assignment, and the Purchase and Sale Agreement shall not be merged with and into this Assignment.

        2.4 Buyer's address for purposes of the notices provisions of the Partnership Agreement is as follows:
                500 Dallas, Suite 2500,
                Houston, TX 77002,
                Attention: General Counsel.


         IN WITNESS WHEREOF, each of Seller and Buyer have caused this Assignment to be executed by its authorized representative as of the date first set forth above.


                         TCHI INC.


                         By:
                         Name:
                         Title:


                         GENESIS SYNGAS INVESTMENTS, L.P.



                         By:
                         Name:
                         Title: